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JANUARY 1, 2003                                                  EXHIBIT 10(b-1)

    AMENDMENT TO MICHAEL V. HOWE EMPLOYMENT AGREEMENT DATED DECEMBER 5, 1999
                               WITH CATUITY INC.

The Employment Agreement of Michael V. Howe dated December 5, 1999 with Catuity Inc. ("Agreement") is hereby amended, subject to shareholder approval, effective January 1, 2003 as follows. All terms and conditions in the Employment Agreement that have not been amended as part of this Amendment shall remain in full force and effect.

Section 2 (a) Salary - Base salary is $25,000 per month, which is an annualized salary of $300,000.

Section 2 (b) Cash Performance Bonus - A performance bonus for the calendar year 2003 will be earned based on the Company achieving certain Net Revenue (NR) and Net Income Before Extraordinary Items and Non-Cash Stock Compensation Expense
(NI) objectives as described below:

NI = Net income before non-cash stock compensation and extraordinary items less the amount, if any, approved by the Board for M&A investigation. The net income budget before non-cash stock compensation and extraordinary items for 2003 is the amount approved by the Board at its meeting of 1/28/03 ($ 819,000, which includes other income).

NR = Net revenue budget for 2003 as approved by the Board at its meeting of 1/28/03 ($ 6,919,000), less the deferred revenue balance as of 12/31/02, as indicated in the audited Balance Sheet at 12/31/02.

If NR is below budget and NI is less than 90% of budget, no bonus is earned.

If NR is at least equal to budget and NI is between 90% and 99.9% of budget, 50% of the targeted bonus is earned.

If NR and NI are between 100% and 110% of budget, 100% of the targeted bonus is earned.

If NR and NI are between 110.1% and 120% of budget, 125% of the targeted bonus is earned.

If NR and NI are greater than 120% of budget, 150% of the targeted bonus is earned.

The targeted bonus for 2003, at 100% achievement, is $60,000. If one of the measurement criteria (NR or NI) is in one of the above ranges and the other is in a different range, the bonus shall be determined at the lower of the two ranges.

Section 2 (c) Stock Option Grant - On the date that Catuity's shareholders approve this Amendment, the 96,000 unvested options held as of January 1, 2003 that were awarded on January 4, 2000, will be voluntarily surrendered. Effective on the date that Catuity's shareholders approve this Amendment, 100,000 options will be awarded that expire December 31, 2005, at a grant price of $2.64 (20% above the closing price on Nasdaq on January 2, 2003), and which vest immediately. In the event Mr. Howe voluntarily resigns, retires, or his employment with Catuity is terminated by the Company for cause (as defined in Section 3 (a) of the Agreement) during the term of this Amendment, all vested options held as of the termination date will expire six (6) months following the date of termination. If Mr. Howe is terminated by the Company without cause (as defined in Section 3 (b) of the Agreement) during the term of this Amendment, or if the Agreement is not renewed at the end of its term, all vested options held as of the termination date will expire on December 31, 2008. If Mr. Howe's employment terminates due to death or incapacity due to disability (as defined in Section 3 (c) of the Agreement) during the term of this Amendment, his vested options will expire one (1) year from the date of termination. Any unvested options held as of the date of termination expire immediately without regard to the reason for termination.

Section 3 Term and Termination - The Amended Agreement terminates on December 31, 2007.